Exhibit 10.1

AMENDMENT NO. 1, dated as of March {Date}, 2010 (this “Amendment”), to the Executive Termination Agreement (the “Executive Termination Agreement”) between Millipore Corporation (the “Company”) and {Name} (the “Executive”), dated as of {Date}.

WHEREAS, the Executive Termination Agreement provides for certain payments and benefits to the Executive upon certain terminations of employment following a Change of Control (as defined in the Executive Termination Agreement), subject to certain conditions, as well as the Executive having complied with certain commitments; and

WHEREAS, in order to enhance the retentive value of the Executive Termination Agreement, the Company desires to amend such agreement to provide that while the Executive will remain obligated to use best efforts to bring about whatever result the Board of Directors of the Company determines to be in the best interests of the Company and its stockholders relative to any Impending Change of Control (as defined in the Executive Termination Agreement) and to use best efforts at and after the occurrence of a Change of Control to effect an orderly transition of control to the acquiror, the receipt of severance payments and benefits under the Executive Termination Agreement will not be subject to the Executive’s compliance with such covenants;

NOW, THEREFORE, BE IT:

RESOLVED, that, Section 7.01 of the Executive Termination Agreement is hereby amended to provide that the words “Sections 3.01 and 3.02” are hereby replaced with “Section 3.01”.

Intending to be legally bound hereby, the parties have executed this Amendment on the dates set forth next to their names below.

March {Date}, 2010	MILLIPORE CORPORATION,

by

March {Date}, 2010	EXECUTIVE,

by